EXHIBIT 21.1

List of WEED, Inc. Subsidiaries

1.
Sangre AT, LLC, a Wyoming limited liability company
2.
WEED Israel Cannabis Ltd., an Israeli corporation
3.
WEED Australia Ltd., an Australian company
4.
Cannabis Institute of Australia Limited, an Australian non-profit company